P R E S S R E L E A S E
For Immediate Release
Tuesday, August 10, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES THIRD QUARTER RESULTS
RECORD SALES FOR THIRD QUARTER

Colton, California. August 10, 2004; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week third quarter and thirty-nine week year-to-date period ended on June 27, 2004.

Sales for the thirteen weeks ended June 27, 2004 increased 23.24% to $848.0 million compared to $688.1 million for the thirteen weeks ended June 29, 2003. Total sales for the thirty-nine weeks ended June 27, 2004, increased 39.93% and amounted to $2.864 billion compared to $2.047 billion for the same period in the prior year. Like store sales increased 17.13% and 36.15% for the thirteen week and thirty-nine week periods ended June 27, 2004, respectively.

The Company reported a net loss for the thirteen weeks ended June 27, 2004 of $5.8 million after taking $25.5 million of pre-tax interest expense ($15.1 million after tax) related to the purchase of $397.8 million of the Company’s 10.75% Senior Notes due August 2006, the early retirement of the $20.0 million 5.0% Subordinated Note due 2007, and the redemption of Santee Diaries Notes. Net income was $769,000 for the thirteen weeks ended June 29, 2003.

Net income for the fiscal year-to-date period amounted to $59.1 million in 2004 and $7.5 million in 2003. The current year’s results include $34.0 million of pre-tax interest expense ($20.2 million after tax) related to purchase of $397.8 million of the Company’s 10.75% Senior Notes due August 2006, the early retirement of the $20.0 million 5.0% Subordinated Note due 2007 and redemption of Santee Dairies Notes. The year-to-date results for 2004 include a $13.1 million after tax gain from litigation settlement. The settlement transferred the remaining 50% ownership interest in Santee Dairies, Inc. to the Company. Santee’s financial information after the settlement date, February 6, 2004, are consolidated in the Company’s results.

On June 17, 2004, the Company issued $525.0 million of 8.125% Senior Notes due June 15, 2012 and $175.0 million of Floating Rate Senior Notes due June 15, 2010. Both issues are unregistered as of this date.

Brown said; “Our quarter and year-to-date results reflect our Stater Bros. Family members continuing effort and dedication to retain as many of our new “Valued Customers” as possible. We remain committed to providing a friendly and satisfying shopping experience to all our “Valued Customers” on every one of their visits to our supermarkets.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 159 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. The Company’s new store program is on schedule with four (4) new stores scheduled to open in the next 12 months. Stater Bros. Markets owns and operates Santee Dairies, Inc.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

Stater Bros. Markets currently operates 159 Full Service Supermarket locations, with 47 in San Bernardino County, 43 in Riverside County, 30 in Orange County, 27 in Los Angeles County, 10 in Northern San Diego County, and 2 in Kern County. There are over 14,500 members of the Stater Bros. “Family” of Employees. Headquartered in Colton, California, Stater Bros. has been serving Southern California customers since 1936. Stater Bros. has announced plans to build new Full Service Supermarkets in the Southern California communities of Adelanto, Beaumont, Wildomar (Bear Creek), and Fontana.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 67 YEARS
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STATER BROS. HOLDINGS INC.
Condensed Results of Operations
(In thousands)
Unaudited

	13 Weeks Ended		39 Weeks Ended
	06/29/03	06/27/04	06/29/03	06/27/04
Sales	$688,071	$847,984	$2,046,776	$2,863,955
Gross profits	189,233	224,723	562,066	825,944
Operating expenses:
Selling, general and administrative expenses	168,194	188,365	491,437	631,145
Depreciation and amortization	6,869	8,145	19,615	23,331

Total operating expenses	175,063	196,510	511,052	654,476

Operating profit	14,170	28,213	51,014	171,468
Interest income	244	157	770	1,005
Interest expense	(13,339)	(13,103)	(39,898)	(39,416)
Interest expense related to debt purchase	—	(25,495)	—	(34,017)
Equity in earnings from unconsolidated affiliate	217	—	1,196	929
Other, net	(129)	(308)	(756)	(1,017)

Income (loss) before income taxes (benefit)	1,163	(10,536)	12,326	98,952
Income taxes (benefit)	394	(4,763)	4,798	39,803

Net income (loss)	$769	$(5,773)	$7,528	$59,149

STATER BROS. HOLDINGS INC.
Condensed Balance Sheets
(In thousands)
Unaudited

	9/28/03	06/27/04
Assets
Current assets
Cash	$111,152	$326,911
Restricted cash	—	20,000
Receivables	27,571	45,562
Inventories	172,267	190,248
Other	21,755	26,235

Total current assets	332,745	608,956
Investment in unconsolidated subsidiary	16,910	—
Property, plant, & equipment, net	302,145	405,919
Deferred debt issuance costs, net	10,486	22,722
Other	5,540	6,282

Total assets	$667,826	$1,043,879

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$112,458	$146,785
Accrued expenses and other liabilities	94,714	95,859
Current portion of long-term debt and capital lease obligations	1,056	42,250

Total current liabilities	208,228	284,894
Long-term debt	458,750	700,000
Capital lease obligations, less current portion	9,926	9,823
Other long-term liabilities	54,916	99,007
Total stockholder’s deficit	(63,994)	(49,845)

Total liabilities and stockholders’ deficit	$667,826	$1,043,879